UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Apple REIT Nine, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2011

Dear Shareholder:

YOUR VOTE IS NEEDED. New government regulations make it imperative that you vote your shares.

The Annual Meeting of Shareholders of Apple REIT Nine, Inc. (the “Company”) will be held at the Marriott in downtown Richmond, Virginia located at 500 East Broad Street, Richmond, Virginia 23219, on Thursday, May 12, 2011 at 11:45 a.m., eastern daylight time, for the following purposes:

1. To elect one (1) director who will serve for a three-year term;

2. To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers by the Company;

3. To consider and act on an advisory vote regarding the frequency of shareholder approval of compensation paid to certain executive officers by the Company; and

4. To transact such other business as may properly come before the meeting.

Using the company number and control number supplied on the enclosed proxy card, please vote your shares immediately by telephone at 1-800-690-6903, online at www.proxyvote.com, or by signing and returning the enclosed proxy card. The Company depends upon the vote of ALL shareholders. The Company recommends you vote “FOR” the nominee for Director and vote “FOR” proposal two and “FOR ONE YEAR” for proposal three. PLEASE VOTE TODAY!

We recently distributed a complete set of proxy materials to you which provided notice of the Annual Meeting of Shareholders and details regarding the voting process. The Apple REIT Nine Annual Report and Proxy Statement also are available online at http://materials.proxyvote.com/03785P.

If you have already voted, we thank you for your prompt response. If you have not voted, we encourage you to do so without delay. Thank you for voting!

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer